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                                                                    EXHIBIT 99.1

               Citadel Holding Corporation acquires City Cinemas


For Immediate Release
For Information Contact:                                    Andrzej Matyczynski
                                                        Chief Financial Officer
                                                                 (213) 239-0555

Los Angeles, California, September 22, 2000--Citadel Holding Corporation ("Citadel") (AMEX: "CDL.A", "CDL.B") announced today that it has completed the acquisition of Manhattan based Off Broadway Investments, Inc. and City Cinemas, and has entered into an agreement to purchase the Royal George Theatre complex in Chicago. Off Broadway owns three live theatres in Manhattan; the Minetta Lane, the Orpheum and the Union Square Theatres. City Cinemas owns or manages 28 screens in eight cinemas all of which are likewise located in Manhattan.
The Royal George includes four live theatre auditoriums and a cafe.

     Included in the City Cinemas chain are the Angelika Film Centers (Soho), the Cinemas 1,2 and 3, the Eastside Playhouse, the East 86/th/ Street Cinema, the Gotham, the Murray Hill, the Sutton and the Village East Cinemas. Citadel will operate the City Cinemas chain under the same management as previously operated the chain. City Cinemas had gross revenues of approximately $10.5 million for the first six months of 1999 and of approximately $10 million for the first six months of 2000.

     The City Cinemas acquisition has been structured essentially as an operating lease from Sutton Hill Capital, LLC, of the Cinemas 1,2 and 3, the Murray Hill, the Sutton and the Village East Cinemas, and a transfer of the management rights with respect to the remaining cinemas in the chain. Citadel has options (exercisable in 2010) to purchase the fee interests underlying the Murray Hill and Sutton cinemas, and the long term leasehold estates underlying the Cinemas 1,2 and 3 and Village East Cinemas for an aggregate exercise price of $48 million. Citadel has paid $5 million for the options, which will be applied against the option exercise prices, if exercised, and has agreed to lend to Sutton Hill Capital up to $28 million commencing in July 2007, which will likewise be applied against the exercise prices, if exercised. In addition, Citadel has acquired a 1/6th equity interest in the Angelika Film Center (Soho) for $4.5 million, payable in
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July 2002, has assumed the management of the Angelika Film Center and Cafe in
Houston and has agreed to assume the lease of a new multiplex cinema currently under construction in Dallas, and likewise to be operated under the Angelika Film Center and Cafe name.

     Off Broadway Investments, Inc. was acquired pursuant to a merger in consideration of the issuance of 2,622,466 shares of Citadel Class A Common Stock and 655,616 shares of Citadel Class B Common Stock. The Minetta Lane and Orpheum Theatres are owed in fee. The Union Square is a lease, but includes a right of first refusal to acquire the property of which it is a part. In 1999, these theatres produced approximately $1.9 million in theatre cash flow. The Royal George Theatre Complex in Chicago is a fee property and is being acquired for $3 million.

According to Citadel's Chairman, James J. Cotter, these transactions are in furtherance of Citadel's plan to acquire cash flowing entertainment assets with strong real estate attributes and have more than doubled the assets controlled by the Company. Mr. Cotter noted that these assets provide a solid real estate base in a variety of prime Manhattan real estate markets, on which Citadel can build in future years. Mr. Cotter further noted that the Company's live theater assets are completely unleveraged and that Citadel, after closing on the Royal George Theatre, will have in excess of $14 million in cash on hand to pursue these and other related opportunities.